EXHIBIT 99.2

2008 9th Annual Community Bank Conference Presentation
July 29, 2008 3:30 P.M (EST)
- Prepared Remarks

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Scott Fainor:  Thank you to KBW for inviting us to present today and good afternoon to all of you.

I’m Scott Fainor, Chief Operating Officer of National Penn Bancshares.

I am joined by Glenn Moyer, President & Chief Executive Officer of National Penn and Mike Reinhard, our Chief Financial Officer, who will also provide their comments.

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This slide contains our legal disclaimers related to forward-looking information. Please note that all of our slides will be available on our web site, as well as filed with the SEC following this presentation.

While you’re reviewing this slide, I’ll also note that more detailed information regarding our most recent financial performance is included in the investor packets available here today, as well as posted on the investor relations page of our website: www.nationalpennbancshares.com.
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We will provide an overview of National Penn, touch on our most recent acquisitions, and speak about our history of strong performance.  We will also discuss aspects of our Company we believe may be important to you as bank investors in this current environment.

As you can see on this slide, our retail shareholder base is strong.  However, there has been a steady increase in institutional ownership which has brought National Penn closer to its peers. The addition of KNBT shareholders, and our inclusion in the S&P SmallCap 600 Index earlier this year, increased our institutional ownership percentage from 33% at the end of last year to 38% as of June 30th of this year.  We’ve also seen enhanced liquidity in our stock, as evidenced by an increase in our trading volume from a one-year average of 493 thousand shares, to a one-month average of 728 thousand shares as of June 30, 2008.

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Pennsylvania is at the crossroads of one of the most attractive financial services markets in the country.  Mega banks, such as M&T, TD Banknorth, Citizens, PNC, Bank of America, and Wachovia have all moved into the area, and de novo banks continue to spring up.

National Penn is fortunate to be able to do a significant amount of business in some of strongest counties demographically in Pennsylvania, and now in the desirable state of Delaware with our acquisition of Christiana Bank and Trust in January of this year.

We continue to build upon our solid community banking foundation, as well as to further diversify our fee income lines of business including insurance and wealth management.  Our acquisition of Christiana, as well as KNBT Bancorp in February, were important catalysts to this strategic goal.

We feel that our Company is now, more than ever, strategically positioned to continue to compete with the larger, and smaller, institutions that have joined our market.

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National Penn’s consistent business strategies are key to its history of success.

If we leave you with anything about National Penn today, I hope you will remember these strategies as they truly represent who we are:

•	Proven community banking delivery methods,
•	A responsible credit culture,
•	A balanced organic and acquisition growth strategy, and
•	Continued diversification of revenue streams.

These are all important elements of an overarching goal of creating sustainable, profitable growth for longer term rewards for shareholders.

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We have benefited from solid total asset growth over the past 5 years of 15.3%.

Our overall strategy has been to balance organic growth and growth through acquisition – and we are challenged by our board to do both. Prior to our most recent acquisitions this year, over the past 5-years we have reflected about a 50/50 balance of organic to acquisition growth.

Through our acquisitive periods, we maintain our focus on organic growth.  Excluding our two acquisitions earlier this year, assets grew organically during the first six months by 5.24% on an annualized basis.  We are very pleased with this number considering the work that was involved with these transformative acquisitions.

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National Penn is an experienced acquirer of in and out of market companies, and our acquisition goals are well defined.

Our strategy to partner with quality organizations that have a proven business model, and who choose to join us not out of necessity but by choice, will help us to achieve our goals for continued growth and success now and in the future.

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Our acquisition of Christiana Bank &Trust Company in January of this year is an excellent strategic fit for us, particularly with respect to our strategic goal to continue to diversify our revenue streams.

While Christiana offers traditional community banking products and services, they specialize in unique wealth management services, all with a high-degree of personal attention.

The main benefit of Christiana is the earnings power of their unique business model.  The currently untapped potential is the introduction of core National Penn customers to the state of Delaware’s unique regulatory and legal climate that makes it the choice for companies and people wishing to accumulate assets and manage wealth - something we’re calling the “Delaware Advantage.”

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KNBT joined National Penn in February of this year as the largest banking company based in the Lehigh Valley.  KNBT was a $2.9 billion dollar institution serving 6 counties in Northeast Pennsylvania - a significant partnership for National Penn.

The challenges facing our industry today are no secret.  These industry pressures have created a mandate for the leadership of banking companies to take decisive action that results in a more efficient, more profitable, and more customer-focused organization. National Penn’s partnership with KNBT embodies some of the very best of the advantages that come with a transaction such as this.

Recently, we successfully completed the core banking system conversion for KNBT with minimal disruption to our customers and initial reports of customer retention since this conversion are very strong.

We are pleased to report that we remain on target to achieve our previously disclosed cost saves.  We are also focused on leveraging our increased revenue opportunities by building our customer relationships through cross-selling efforts across our newly-expanded marketplace.

To speak more about National Penn, I’m pleased to introduce our CFO, Mike Reinhard.  Mike?

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Michael Reinhard:  Thank you Scott.

While our most recent strategic use of capital has been to acquire quality partners, we also understand the need for retaining and replenishing capital to support shareholder value for the longer-term.

At June 30, 2008, National Penn was in compliance with all applicable regulatory capital requirements.  National Penn and our primary banks, National Penn Bank and Christiana Bank and Trust, are all considered “well capitalized” as defined by banking regulators.  As you can see on this slide, while we experienced a dip in our total capital ratio as of March 31st of this year due to fair value adjustments related to our acquisitions, a focused and on-going effort to re-accrete capital resulted in this ratio improving as of June 30, 2008.

Given the present environment, we continue to evaluate our capital targets and have taken steps to respond to the current emphasis on sufficient capital levels.  As an example, we discontinued our opportunistic repurchases of blocks of National Penn stock as they become available from time to time.  Actions such as this have helped to preserve our capital ratios.  Furthermore, we believe that quality organizations like National Penn can raise capital in this market for a targeted, strategic purpose, if we determine the need.

Based on our earnings-to-date and our capital levels, we currently anticipate the ability to continue to pay cash dividends at the present level.  This decision is made by our Board quarterly based on our earnings, capital position and other relevant facts and circumstances at the time.

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As with many of our peers, we’ve been challenged to maintain a strong net interest margin in this period.  As you can see on this slide, despite declines in our margin over the past few years, we have been able to increase the dollars of our net interest income on a fully tax-equivalent basis.

Our margin had begun to stabilize over recent quarters and improved in both the first and second quarters of this year. I’d like to note that the amortization of fair value marks for KNBT had a 19 basis point positive effect on our net interest margin this year and is included in the 3.52% year-to-date figure shown on this slide .  Excluding this impact, the net interest margin for the first six months of 2008 would have been 3.33%, 7 basis points above our internal expectations based on the average of the net interest margins of National Penn, KNBT and Christiana.  We attribute this difference from internal expectations primarily to increased credit spreads on new loans, with stable to lower funding costs.
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The acquisition of KNBT positively enhanced the balance of commercial and consumer loan types within our loan portfolio.  In the aggregate, the percentage of commercial loans decreased from 75.3% at December 31, 2007 to 67.2% as of June 30, 2008.

We continue to review and manage our concentrations by loan type and borrower on a regular basis.  Although our legal lending limit is over $100 million dollars, our largest commercial relationship - consisting of multiple credits - was $36 million dollars and the average loan size in our commercial portfolio was approximately $300,000 dollars.

Regarding the economic health of our region, while the real estate environment has yet to play out completely, our market to date has weathered this challenge relatively well in that it did not experience the dramatic upswings and downturns seen in other areas of the country.  However, as we are seeing a slowing in the sales pace of both new and existing homes, we continue to closely monitor this and the resultant economic drag that may impact our business owners and residential developers.

Currently, our credit pipelines remain in a strong position.  We are focused on maintaining our momentum of quality loan growth throughout our market area.

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Our culture of responsible lending and strong risk management practices continue to serve us well.  The current slide depicts the quality of our loan portfolio as the percentage of non-performing assets plus 90 days past due to total assets – strong ratios relative to industry averages.

Our net charge-offs so far this year were 11 basis points of average loans on a non-annualized basis - unchanged from 11 basis points for the first half of last year.

It is important to note that National Penn’s non-performing assets and charge-offs are not a result of a consumer loan or residential mortgage issue, nor do they reflect any repercussions from subprime exposure.  Our current charge-offs were driven by credits in the commercial and residential development segments of our portfolio.  Our non-performing loans and charge-offs are consistent with the trends in our slowing economy.  Currently, our loan portfolio remains in generally good condition and we will continue to monitor our portfolio’s risk exposure diligently.

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Due to the current status of our loan portfolio we believe we remain appropriately positioned in our overall loan loss reserve at $81.6 million dollars or 1.33% of total loans and leases at June 30, 2008.

While a strong allowance ratio is important, we feel that a strong coverage ratio is even more critical.  As shown on this slide, in recent years our loan loss coverage ratio has compared very well to our peers.

Based on the strength of our coverage, our review of overall credit quality indicators, and our ongoing credit monitoring processes, we feel we have adequately provided for loan and lease losses. In the current environment however, we may need to increase our provision in the near term in order to maintain our reserve at an appropriate level.

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The current slide shows the strength of our loan quality ratios compared to our peer group defined in the most recent Federal Reserve Bank Holding Company Performance Report.  It also reflects the consistency of our metrics, despite the significant increase in our portfolio following our acquisitions earlier this year.

In addition to our loan portfolio, we are also closely monitoring the quality of our investment portfolio in this environment, particularly our CDO investments.  As we prefer to use our allotted time today to provide you with a fairly comprehensive picture of National Penn, we’ll note that we spoke about this specific topic in some detail recently in our 2nd quarter 2008 earnings webcast.  The transcript of our webcast is available on the investor relations page of our website and is included in the investor packets available for those of you here today.

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Turning to our deposits, our overarching goal is to generate reasonably priced deposits while maintaining our core deposit positions and overall liquidity to support loan growth.  National Penn also has varied sources of wholesale funding, which we chose to use to a greater extent this quarter as an alternative to paying higher rates to generate greater deposit growth. We feel that at the current time, we have ample sources of funding to cover our anticipated asset growth.

I’ll now turn our presentation over to our President and CEO, Glenn Moyer, to offer his concluding comments.  Glenn?

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Glenn Moyer:  Thank you Mike.

We are pleased that we have been able to continue to report strong performance, however we clearly acknowledge that we, and most others in our industry, are operating in troubling times.  Recognizing this, I would like to recap some of the current and prospective reasons to consider including National Penn Bancshares in your portfolio:

•	First, a terrific market area in the mid-Atlantic region,

•	a leadership team of financial industry professionals who are experienced and prepared to weather this latest challenging environment,

•	a culture of responsible decision-making that has supported National Penn’s consistently solid performance,

•	an outstanding history of increased earnings per share and dividends, and a strong dividend payout ratio while striving for above-market price appreciation over the longer-term

•	the opportunities for future success provided by our recent acquisitions, and,

•	our strategic focus on diversified earnings growth and cost containment efforts that will allow us to continue to build shareholder value.
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The earnings performance of financial institutions will likely continue to be challenged for the foreseeable future.  With the additions of Christiana Bank and Trust and KNBT, we believe that we are well-positioned for success in this environment.

Our team is working very hard to overcome the challenges of this period, with a particular focus on maintaining credit quality, internal growth of capital, and expense management, in addition to leveraging the increased organic-growth opportunities of our larger market area.

We believe that our total returns over the longer term is one of the best measures of how National Penn enhances shareholder value.  We see a bright future for National Penn and hope you agree.

Thank you for your time today.  We would be pleased to answer any questions.
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